Exhibit 8.2

Machado Meyer Advogados Rua José Gonçalves de Oliveira, nº 116, 5º andar São Paulo, SP, Brazil, 01453-050 +55 (11) 3150-7000

São Paulo, [•], 2023

To

JBS B.V.

Stroombaan 16, 5th Floor,

1181 VX, Amstelveen, Netherlands

Ladies and Gentlemen:

We have acted as Brazilian counsel to JBS B.V., a company organized under the laws of the Netherlands (“JBS B.V.”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form F-4, filed before the Commission as of                 , 2023 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) to be furnished to securityholders of the Company in connection with the offering of JBS N.V. Class A Common Shares (initially in the form of JBS N.V. BDRs), which is the result of the Redemption immediately following the Merger of Shares that are part of a proposed corporate reorganization (the “Restructuring”) of JBS S.A., a corporation (sociedade anônima) incorporated under the laws of the Brazil (“JBS S.A.”), and its subsidiaries (collectively, the “JBS Group”).

Upon the completion of the Restructuring, JBS N.V. (as JBS B.V. is expected to be known upon its renaming and conversion into a public limited liability company (naamloze vennootschap) under Dutch law, or “JBS N.V.”) will be the ultimate holding company of the JBS Group. Following the completion of the Restructuring, holders of common shares of JBS S.A. (“JBS S.A. Common Shares”) on the last day the JBS S.A. Common Shares will trade on the B3 will become shareholders of JBS N.V., and JBS S.A. will be an indirect wholly-owned subsidiary of JBS N.V.

The Capitalized terms used herein and not herein defined have such meaning defined in the Registration Statement.

The JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares and JBS N.V. BDRs are collectively referred to herein as the “Securities.”

We hereby confirm that the discussion set forth in the Registration Statement under the caption “Taxation — Material Brazilian Tax Consequences,” with respect to Brazilian tax matters and subject to the conditions and limitations described therein, fairly summarizes the Brazilian tax impacts provided by Brazilian law in force on the date of this letter to the Proposed Transaction and to the acquisition, ownership and disposition of the Securities by Non-Brazilian Holders.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Machado, Meyer, Sendacz e Opice Advogados